MET INVESTORS SERIES TRUST

AMENDMENT No. 1

TO THE

SUBADVISORY AGREEMENT

(T. Rowe Price Large Cap Value Portfolio)

AMENDMENT made as of this 17th day of October, 2016 to the Subadvisory Agreement dated May 1, 2011 (the “Agreement”), by and between MetLife Advisers, LLC, a Delaware limited liability company (the “Adviser”), and T. Rowe Price Associates, Inc., a Maryland corporation (the “Subadviser”) with respect to the T. Rowe Price Large Cap Value Portfolio (the “Portfolio”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE TO COMPENSATION OF SUBADVISER

Pursuant to Article 8 of the Agreement, Schedule A of the Agreement referenced in Article 3, which contains the schedule of fees is hereby deleted in its entirety and replaced with the attached Schedule A.

2.	SUBADVISORY AGREEMENT

In all other respects, the Agreement is confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 17th day of October, 2016.

METLIFE ADVISERS, LLC

By:	/s/ Kristi Slavin
Name:	Kristi Slavin
Title:	President

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Savonne L. Ferguson
Name:	Savonne L. Ferguson
Title:	Vice President

Schedule A

(Effective October 17, 2016)

T. ROWE PRICE ASSOCIATES. INC.

Met Investors Series Trust Fee Schedule

T. Rowe Price Large Cap Value Portfolio

Asset Range of the Portfolio is below $100,000,000:

0.500% on the first $50,000,000

0.450% on the next $50,000,000

Asset Range of the Portfolio reaches $100,000,000 to below $200,000,000:

0.400% on all assets

Asset Range of the Portfolio reaches $200,000,000 to below $500,000,000:

0.350% all assets

Asset Range of the Portfolio reaches $500,000,000 to below $1,000,000,000:

0.325% on the first $500,000,000

0.300% on the next $500,000,000

Asset Range of the Portfolio reaches $1,000,000,000 to below $1,500,000,000:

0.300% on all assets

Asset Range of the Portfolio reaches $1,500,000,000 or above:

0.275% on all assets

If the assets of the Portfolio approach or fall below a threshold, then the absolute dollar fee payable by the Adviser to the Subadviser shall not be more than the minimum fee payable at the immediately higher threshold, which shall be calculated as follows:

The Subadviser will provide the Adviser a transitional fee credit to eliminate any discontinuity between the tiered fee schedule and the flat fee schedule that takes effect once assets exceed $100 million. The credit will apply at an asset range between approximately $83.3 million and $100 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (1) exceed $100 million, when the fee schedule of 0.400% for all average net assets would be triggered, or (2) fall below a threshold of approximately $83.3 million, where the tiered fee schedule as presented above would be fully re-applied.

The Subadviser will provide the Adviser a transitional fee credit to eliminate any discontinuity between the previous flat fee schedule and the flat fee schedule that takes effect once assets exceed $200 million. The credit will apply at an asset range between $175 million and $200 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (1) exceed $200 million, when the fee schedule of 0.350% for all average net assets would be triggered, or (2) fall below a threshold of $175 million, where the flat 0.400% fee schedule would be fully re-applied.

The Subadviser will provide the Adviser a transitional fee credit to eliminate any discontinuity between the flat fee schedule and the tiered fee schedule that takes effect once assets exceed $500 million. The credit will apply at an asset range between approximately $464.3 million and $500 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (1) exceed $500 million, when the fee schedule of 0.3250% for all average net assets would be triggered, or (2) fall below a threshold of approximately $464.3 million, where the flat 0.350% fee schedule would be fully re-applied.

The Subadviser will provide the Adviser a transitional fee credit to eliminate any discontinuity between the tiered fee schedule when the Portfolio’s net assets are below $1 billion and the flat fee schedule that takes effect once assets exceed $1 billion. The credit will apply at an asset range between approximately $958.3 million and $1 billion. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (1) exceed $1 billion, when the fee schedule of 0.300% for all average net assets would be triggered, or (2) fall below a threshold of approximately $958.3 million, where the tiered fee schedule as presented above would be fully re-applied.

The Subadviser will provide the Adviser a transitional fee credit to eliminate any discontinuity between the flat fee schedule when the Portfolio’s net assets are below $1.5 billion and the flat fee schedule that takes effect once assets exceed $1.5 billion. The credit will apply at an asset range between approximately $1.375 billion and $1.5 billion. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (1) exceed $1.5 billion, when the fee schedule of 0.275% for all average net assets would be triggered, or (2) fall below a threshold of approximately $1.375 billion, where the flat 0.300% fee schedule would be fully re-applied.